Exhibit 99.1

                                                       Contact: Michael J. Watts
                                                Director, investor relations and
                                                        corporate communications
                                                                  (858) 550-7850

  LIGAND EARNS $2.1 MILLION MILESTONE PAYMENT AS LILLY IND FOR LY674 CLEARS FDA

           -- THIRD COLLABORATION PRODUCT ENTERS CLINICAL DEVELOPMENT
                    WITH POTENTIAL TO TREAT DYSLIPIDEMIAS --


     SAN DIEGO, CALIF., NOVEMBER 25, 2002 - Ligand Pharmaceuticals Incorporated (Nasdaq: LGND) has earned a $2.1 million milestone payment from Eli Lilly and Company (NYSE: LLY) as Lilly's Investigational New Drug application (IND) for LY674 has cleared its FDA waiting period, paving the way for initiation of Phase I studies. LY674 is a novel peroxisome proliferation activated receptor (PPAR) modulator for the treatment of dyslipidemias.

     Dyslipidemias include elevated LDL (bad) cholesterol, low HDL (good) cholesterol and/or elevated triglycerides, all of which increase the risk of cardiovascular disease, the leading cause of death in the United States. Although widely used drugs such as statins lower LDL cholesterol effectively, they are less efficacious at improving other lipid profiles.

     PPARs are a subfamily of intracellular receptors that regulate lipid and glucose homeostasis. They play a key role in fat tissue stores and metabolism, as well as enhancing cellular responses to insulin.

     "Lilly's decision to move a third PPAR into clinical development is further confirmation of the productivity of our research collaboration and the extraordinary progress we have made in the field," said Andres Negro-Vilar, M.D., Ph.D., Ligand's senior vice president for research and development and chief scientific officer. "We have developed a broad platform of compounds with distinct receptor specificity and tissue selectivity, allowing us to bring to the clinic products with enhanced activity and broader therapeutic profiles for the treatment of dyslipidemias, associated cardiovascular disorders and type II diabetes."

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     The Lilly-Ligand collaboration, which began in 1997, has selected multiple clinical candidates and advanced three PPAR modulators into early clinical studies. LY818, Lilly's most advanced PPAR for type II diabetes and metabolic diseases, has successfully completed its first Phase I trial, which began in the fourth quarter of 2001, and is expected to enter Phase II trials early in 2003. LY929, for the treatment of type II diabetes, metabolic diseases and dyslipidemias, entered clinical development in June of 2002. Lilly and Ligand also maintain an active preclinical development program, and plan to advance additional product(s) into the clinic in the near future.

     Under the terms of the collaboration, Ligand receives research funding from Lilly. Lilly is responsible for the development and registration of any products resulting from the collaboration, and pays Ligand milestone payments as products move through the development process. Lilly has exclusive worldwide marketing rights to products resulting from the research, and will pay Ligand royalties on sales of products that make it to market.

ABOUT LIGAND

     Ligand discovers, develops and markets new drugs that address critical unmet medical needs of patients in the areas of cancer, skin diseases, men's and women's hormone-related diseases, osteoporosis, metabolic disorders, and cardiovascular and inflammatory diseases. Ligand's proprietary drug discovery and development programs are based on its leadership position in gene transcription technology, primarily related to Intracellular Receptors (IRs) and Signal Transducers and Activators of Transcription (STATs).

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

     This news release contains certain forward-looking statements that involve risks and uncertainties and reflect Ligand's judgment as of the date of this release. These statements include those related to research productivity and discoveries, clinical development, and milestone and royalty payments. Actual events or results may differ from our expectations. There can be no assurance that new drug compounds will be discovered, that clinical development will be successful, that drugs will receive required regulatory approvals, or that they will be successfully marketed. Additional information concerning these and other risk factors affecting Ligand can be found in prior press releases as well as in public periodic filings with the Securities and Exchange Commission, available via www.ligand.com. Ligand disclaims any intent or obligation to update these forward-looking statements beyond the date of this release. This caution is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

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